Exhibit 10.32

Retention Bonus Agreement

WHEREAS, Digital World Acquisition Corp., a Delaware corporation (“DWAC”), DWAC Merger Sub Inc., a Delaware corporation (“Merger Sub”), Trump Media & Technology Group Corp., a Delaware corporation (“TMTG” or the “Company”), ARC Global Investments II, LLC, a Delaware limited liability company, and TMTG’s General Counsel, entered into the Agreement and Plan of Merger, dated October 20, 2021, as amended from time to time (the “Merger Agreement”), whereby, among other transactions, Merger Sub would merge with and into TMTG (the “Business Combination”);

WHEREAS, consummation of the Business Combination was delayed, in part, as a result of an investigation into DWAC by the U.S. Securities and Exchange Commission (the “Delay”);

WHEREAS, employees and other personnel associated with TMTG (“Affiliates”) were contractually promised but not awarded Restricted Stock Units (“RSUs”),

WHEREAS, in lieu of such RSUs, TMTG has obtained or will obtain the agreement of such personnel to receive cash bonuses in the cumulative amount of up to $6,380,000.00 (the “Cash Retention Bonuses”) as set forth on Schedule A;

WHEREAS, DWAC assesses that the payment of the Cash Retention Bonuses is consistent with the objective of attracting and retaining the Affiliates to ensure the continuity of TMTG’s ongoing business;

WHEREAS, due to the Delay, DWAC agrees that it shall be liable for the payment of Cash Retention Bonuses, which payment is due concurrently with the consummation of the Business Combination.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, DWAC hereby agrees to be liable to pay TMTG upon the consummation of the Business Combination, upon satisfaction of the conditions set forth herein, the Cash Retention Bonuses and TMTG shall pay such Cash Retention Bonuses to the Affiliates pursuant to the terms set forth herein.

I.	Payment Obligations

The obligation of DWAC to pay the Cash Retention Bonuses is exclusively a responsibility to TMTG. This obligation does not establish any form of direct or indirect liability, nor does it imply any constructive legal duty, to the Affiliates who are recipients of the Cash Retention Bonuses.

“Retention Period” is the period between the date of this letter agreement (the “letter”) and the date of closing of the Business Combination. The Company will pay the Cash Retention Bonus on the next regularly scheduled pay date after closing of the Business Combination and satisfaction of all conditions set forth herein.

An Affiliate will be eligible to receive a Cash Retention Bonus if: (1) he or she is employed by or otherwise in service with TMTG on the date the Cash Retention Bonus is payable as set forth in the definition of “Retention Period”, and (2) he or she has not forfeited the Cash Retention Bonus as set forth herein.

II.	Forfeiture of Retention Bonus

Notwithstanding any other provision, agreement, or representation to the contrary, TMTG agrees that the obligation of DWAC herein shall not apply to an Affiliate if:

a.

TMTG terminates such Affiliate’s employment or service with TMTG for Good Cause, as such term as defined in the applicable employment or other agreement between TMTG and the Affiliate. To the extent Good Cause is undefined therein, “Good Cause” means such Affiliate’s: (a) misconduct as defined by TMTG; (b) violation of any written TMTG policies; (c) violation of the “Transaction Bonus Acknowledgement” that the Affiliate previously entered into or enters into with TMTG, as determined in TMTG’s sole discretion; or (d) such Affiliate’s poor performance, as determined in TMTG’s sole discretion, after TMTG has given the Affiliate a written performance improvement plan and has met any legal obligation to accommodate such Affiliate’s disability, if any;

b.	Such Affiliate voluntarily terminates his/her employment or service with TMTG for any reason prior to the end of the Retention Period; or

c.	the Business Combination with DWAC is not consummated.

III.	Entire Agreement

This letter represents the entire understanding and agreement between the parties. This letter may only be amended in writing signed by the parties hereto.

IV.	Compliance with Laws and Tax Responsibilities

TMTG is obligated not to make any payments that would contravene any laws or regulations, encompassing all applicable employment laws and regulations. Furthermore, TMTG shall assume full responsibility for the execution of any required income or employment tax and obligations associated with the Cash Retention Bonuses.

V.	Further Assurances

The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated by this letter and to evidence the fulfillment of the agreements herein.

VI.	Applicable Law

This Agreement shall be governed by the laws of the State of New York.

If the foregoing reflects your understanding and agreement, please sign below.

Very truly yours,

DIGITAL WORLD ACQUISITION CORP.

By: /s/ Eric Swider

Accepted and Agreed to:

/s/ Devin Nunes
TRUMP MEDIA & TECHNOLOGY GROUP CORP.

Schedule A